Exhibit 99.1

NEWS RELEASE
Media Contact: Colleen Flanagan Johnson, cefjohnson@magellanhealth.com, (860) 507-1923
Investor Contact: Renie Shapiro Silver, rshapiro@magellanhealth.com, (877) 645-6464

Magellan Health to Acquire Veridicus Holdings, LLC

Scottsdale, Ariz. – November 21, 2016 – Magellan Health, Inc. (NASDAQ: MGLN) today announced that it has entered into an agreement to acquire Veridicus Holdings, LLC, a privately held pharmacy benefit management organization (PBM) with a unique set of clinical services and capabilities. Veridicus’ differentiated approach to pharmacy management leverages proprietary analytics and clinical software that integrates pharmacy, medical and lab data to drive targeted interventions resulting in better health outcomes and lower costs for complex patient populations. In addition, Veridicus owns and operates a fully licensed insurance company which is contracted with the Centers for Medicare and Medicaid Services (CMS) and serves members enrolled the Medicare Part D Employer Group Waiver Plan (EGWP) program.

Headquartered in Salt Lake City and founded in 2006, Veridicus has approximately 130 employees. Veridicus serves a customer base with an underlying PBM membership of approximately 225,000 lives, the majority of which are under a long-term contract with a trust administering benefits for participating employers.  Upon the closing of this acquisition, Doug Burgoyne, chief executive officer of Veridicus, and the Veridicus team will join Magellan Rx Management.

“As Magellan Rx Management continues to differentiate itself in the market by offering clinical management programs and a value-based approach, Veridicus’ programs and expertise will be a welcome addition,” said Barry M. Smith, chairman and chief executive officer of Magellan Health.

“I am pleased to welcome Veridicus and Doug Burgoyne to the Magellan Rx Management team,” said Mostafa Kamal, chief executive officer of Magellan Rx Management. “This acquisition will build upon Magellan Rx Management’s clinically oriented approach to PBM services with additional capabilities that further amplify our laser focus on improving quality of care and outcomes for the patients we serve, while reining in overall costs for payers. As we continue to solidify our position as a value-based PBM, this acquisition makes a great deal of strategic sense.”

“Joining Magellan Rx Management right now is an exciting opportunity, and I’m pleased to be able to bring Veridicus’ expertise to Magellan,” said Burgoyne. “Our 10 years of experience, as well as our position as an industry leader in clinical care management on behalf of our commercial and Medicare Part D clients, will align well with Magellan Rx Management’s vision and growth strategy.”

The purchase price is $74.5 million to be paid at closing. Further details will be provided on Magellan Health’s 2017 Guidance Call, to be held Tuesday, November 22, 2016.

Closing of the transaction is expected before the end of the year and is not subject to the Hart-Scott-Rodino Act. However, the transaction is subject to the approval of Utah state insurance regulators and other customary closing conditions.

Magellan Rx Management is a full-service PBM that expands beyond traditional core services to help its customers and members solve complex pharmacy challenges by connecting them to the people, technology and information they need to make smarter healthcare decisions. Magellan Rx Management is leading the next evolution of PBMs with a value-driven approach that moves past the traditional volume-focused thinking to deliver true value-driven solutions, including targeted clinical programs, powerful member and provider engagement strategies, advanced analytics and expert specialty pharmacy management capabilities. As pioneers in managing specialty spend both on the prescription and medical benefit, Magellan Rx Management is effectively positioned to continue delivering thought-leading solutions in this complex and rapidly growing area of healthcare to help people live healthier lives.

About Magellan Health: Headquartered in Scottsdale, Ariz., Magellan Health, Inc. is a leader in managing the fastest growing, most complex areas of health, including special populations, complete pharmacy benefits and other specialty areas of healthcare. Magellan develops innovative solutions that combine advanced analytics, agile technology and clinical excellence to drive better decision making, positively impact health outcomes and optimize the cost of care for the members we serve — all within a customer-first culture. Magellan’s customers include health plans and other managed care organizations, employers, labor unions, various military and governmental agencies and third-party administrators. For more information, visit MagellanHealth.com.

Cautionary Statement

This release contains forward-looking statements within the meaning of the Securities Exchange Act of 1934 and the Securities Act of 1933, as amended, which involve a number of risks and uncertainties. All statements, other than statements of historical information provided herein, may be deemed to be forward-looking statements including, without limitation, statements regarding the expected completion of the acquisition of Veridicus, enhancement of full-service pharmacy management capabilities, opportunities for cross selling of services and future growth. These statements are based on management’s analysis, judgment, belief and expectation only as of the date hereof, and are subject to uncertainty and changes in circumstances. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “may,” “should,” “could,” “estimate,” “intend” and other similar expressions are intended to identify forward-looking statements. Actual results could differ materially due to, among other things, the possible election of certain of the company’s customers to manage the health care services of their members directly; changes in rates paid to and/or by the company by customers and/or providers; higher utilization of health care services by the company’s risk members; delays, higher costs or inability to implement new business or other company initiatives; the impact of changes in the contracting model for Medicaid contracts; termination or non-renewal of customer contracts; the impact of new or amended laws or regulations; governmental inquiries; litigation; competition; operational issues; health care reform; and general business conditions. Additional factors that could cause actual results to differ materially from those reflected in the forward-looking statements include, but are not limited to, the risks discussed in the “Risk Factors” section included within the company’s Annual Report on Form 10-K for the year ended December 31, 2015, filed with the Securities and Exchange Commission on February 29, 2016, and the company’s subsequent Quarterly Reports on Form 10-Q filed during 2016.

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